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EXHIBIT 10.25
                         PRIMARY DISTRIBUTION AGREEMENT

Primary Distribution Agreement dated May 13, 1999, between MAINES PAPER & FOOD SERVICE, INC. (MAINES), and NE RESTAURANT COMPANY, INC. (NERCO).

BACKGROUND

A. Maines performs purchasing, warehousing, product research & development, transportation and distribution services for foodservice customers.
B. NERCO currently operates the establishments listed in Exhibit "A" (all such establishments operated by NERCO, and open for business are collectively referred to herein as the "Customer Locations").
C. NERCO desires to contract with Maines as its primary distributor for foodservice products to all of its Customer Locations and Maines desires to perform these services.

In consideration of the mutual obligations set forth below, the parties agree as follows:

1.       APPOINTMENT OF DISTRIBUTOR

         NERCO appoints Maines to serve as its primary distributor to NERCO's locations for foodservice products within the product categories described in
Article 2 ("Products"). The service benefits for this program are automatically extended to any other NERCO System Restaurant Concept(s) that are developed in the future, provided all parameters and requirements of the agreement are met. Mark-up schedules however, will need to be discussed and mutually agreed upon in advance for these new concepts.

2.       PRODUCTS COVERED BY THIS AGREEMENT



         Bertucci's Brick Oven Pizzeria              Chili's Grill & Bar/On the Border
         ------------------------------              ---------------------------------
         Cheese, including frozen mozzarella         Cheese
         Dairy                                       Dairy
         Dry Groceries                               Dry Groceries
         Refrigerated                                Refrigerated
         Meat, Poultry, Seafood                      Meat, Poultry, Seafood
         Paper, Plastic & Disposables                Paper, Plastic & Disposables
         Beverages, including Coke Syrups            Beverages, including Coke Syrups
         Prepared Foods                              Prepared Foods
         Desserts                                    Desserts
         Chemical & Cleaning Supplies                Chemical & Cleaning Supplies
         Store Operating Supplies                    Store Operating Supplies
         Economics Laboratories                      Economics Laboratories
         Equipment & Smallwares                      Equipment & Smallwares
         Produce                                     Produce



         Products will include Maines Brand, National Brand, and other products as specified by NERCO and stocked by Maines.

         All products in any of the product categories specified in Section 2 will be priced using the mark-up schedule set forth in Exhibits "B" & "C" for that product category.

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2.1        SALE AND DISTRIBUTION OF PRODUCE FOR BERTUCCI'S LOCATIONS -
           Maines will begin the distribution of produce provided Maines meets quality and distribution standards for all Bertucci's locations within Maines primary distribution territory (excludes Atlanta/Chicago locations), within thirty days of the execution of this agreement.

3.    SERVICE OBLIGATIONS OF MAINES

3.1 ACCOUNT EXECUTIVE - Maines will assign a dedicated Account Executive and Customer Service Representatives to service NERCO accounts. The Account Executive and the Customer Service Representatives will maintain contact with NERCO Corporate offices on a monthly basis to review service requirements.

3.2 POLICIES AND PROCEDURES - A policies and procedures guide will be provided by Maines to all Customer Locations, as mutually agreed upon. Reasonable notice will be given to Customer Locations when policies and procedures are changed by Maines. Credits, pick-ups, re-stocking charges, and other requests for service will be initiated by location personnel according to the guide. The mutually agreed upon guide will become part of this agreement when executed by both parties.

3.3 DAMAGES, SHORTAGES AND ERRORS ON DELIVERY - Any damage, shortage, or error shall be noted on the invoice and signed by Customer Location receiving personnel. Credit for damages, shorts, or errors will be noted by Maines delivery personnel and will be final. All reasonable efforts will be expended in determining the root cause of the damage, shortage, or error. If the error is determined to be that of Maines, Maines will be responsible for the cost of replenishing that product to the respective location as soon as the next delivery is scheduled. If the situation is determined to be the error of NERCO personnel, NERCO will be responsible for replenishing that product at their cost, with authorization at NERCO Corporate if delivery cost exceeds $150.00. For purchases that are returned for credit that are determined to be the result of a Customer Location's excessive ordering or other ordering errors, a 15% re-stocking fee will be assessed with advanced notice to NERCO Corporate.

3.4 SHIPMENT OF PRODUCTS NOT APPROVED BY NERCO - Any products not approved at NERCO Corporate Offices cannot be sold to the individual Customer Locations by Maines.

3.5 PROPRIETARY PRODUCTS - Maines will not sell or deliver any NERCO proprietary products to any location not approved by NERCO Corporate.

3.6 MAINES CURRENT VENDOR BASE - NERCO agrees to review Maines current vendor base for future product needs or product changes where possible.

3.7 INVENTORY - Maines will inventory and deliver NERCO items as requested. Inventory of these items shall not exceed five weeks on-hand inventory, which will be regulated by Maines based on supplied or actual usage figures. In the event the level exceeds this period, NERCO will be notified. If any product requested by NERCO results in greater than four weeks on-hand inventory a definitive action plan will be provided to Maines from NERCO's Corporate Purchasing Management. The written plan will detail the actions that will be taken to lower the level to a maximum of four weeks supply within twenty-one days of notification. For inventory that remains on-hand thirty days after notification, Maines will charge NERCO the current fair market storage fee then in effect.


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4.    DELIVERY OBLIGATIONS OF MAINES

4.1 NO SKIP DAY DELIVERIES - There will be no skip day deliveries for any Chili's or On the Border locations, with the exception of: West Lebanon, NH, and S. Portland, ME. All skip day deliveries for the Bertucci's locations in New England will be eliminated by December 15, 1999.

4.2 Maines will establish a delivery schedule acceptable to NERCO for each Customer Location and will use reasonable good faith efforts to make on time deliveries. Mutually agreed windows for non-key drop locations will be 6:30 am until 11:00 am and 2:00 pm until 5:00 pm. Deliveries must be completed, and delivery equipment off premises by close of window.

4.3 TWO DELIVERIES PER WEEK - Each Customer Location will be serviced by Maines with two deliveries per week utilizing one Maines driver. The exception to this delivery schedule are the Bertucci's locations in the Chicago and Atlanta Markets. These units will receive one delivery per week. The Chicago and Atlanta trucks will also have a delivery surcharge of three thousand six hundred seventy eight dollars ($3,678) per trailer per week.

4.4 DELIVERY SCHEDULE CHANGES - Maines reserves the right to make changes to existing or proposed delivery schedules by providing fourteen days notice to the appropriate NERCO Corporate Personnel, the affected NERCO Regional Managers and the affected Customer Location Managers. All such changes must keep to the provisions outlined in Section 4.1 of this Agreement and must be acceptable to NERCO.

5.    INFORMATION SYSTEMS TECHNOLOGY OBLIGATIONS OF MAINES

5.1       FOR CHILI'S AND ON THE BORDER
          a. Upon Maines review and approval of NERCO's lease agreement with Alliant of 40 computers and associated peripherals, Maines shall buy-out the remaining lease. As of March 1, 1999 Maines is told that amount is $71,548. At the time of start-up (May 17, 1999), this amount is expected to be reduced. Maines will then accrue one-half (1/2) of this final amount from NERCO by offsetting the expense against the 0.5% discount for off-day deliveries, as outlined in Section 6.4. The cost of this lease buy-out will be amortized over a five-year period based on a straight line method. In the event this agreement is terminated before this period, the remaining balance will be due from each restaurant will be paid Maines within 30 days of termination of this agreement.

          b. Maines agrees to have the REMACS interface testing in place for Chili's and On the Border by August 1, 1999.

          c. Maines agrees to have the REMACS interface system complete and usable for all Chili's and On the Border locations by September 1, 1999.

          d. Maines agrees to provide the funding for PC hardware for any new Chili's and On the Border locations. Each window-based pentium PC will include the following configuration:
                -    Pentium 300 MHZ or above processor
                -    32 Meg of Ram Memory


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                -    2.5 Gig of Hard Drive or larger
                -    56 BPS Modem

                        The cost of this hardware will be amortized over a
                five year period based on a straight line method. In the event this agreement is terminated before this period, the remaining balance due from each restaurant will be paid to Maines within thirty (30) days of termination of this agreement.

          e. Any Y2K upgrades for existing Chili's or On the Border units will be the responsibility of NERCO.

          f. Maines will pay for the actual per unit cost for items 5.1, a-d, which is not to exceed $1,500.00.

          g. Maines agrees to provide periodic reporting of Chili's data to NERCO in the same format and frequency as the current Bertucci's reporting.

          h. All PC maintenance and repair costs will be the responsibility of NERCO. i. All REMACs (help desk) support and maintenance costs will be the responsibility of NERCO.

5.2       FOR BERTUCCI'S BRICK OVEN PIZZERIA'S
          a. Maines will provide funding for the purchase of DOS REMACS software for all existing Bertucci's units. Because Maines can not own the REMACS software, NERCO must be the licensee of record. Maines will therefore prepare a five (5) year amortization schedule based on a straight-line method. In the event this agreement is terminated before this period, any remaining balance will be paid to Maines by NERCO within thirty
                (30) days of termination.

          b. Maines agrees to purchase minimum configuration upgrades for existing PC's at the Bertucci's locations. The cost of these upgrades will be amortized over a five (5) year period using a straight line method. In the event this agreement is terminated before this period, the remaining balance due from each restaurant will be paid to Maines within thirty (30) days of termination of this agreement.

          c. Maines agrees to provide electronic order entry integrated with REMACS.

          d. Maines agrees to provide electronic price changes to NERCO Corporate in usable file format for REMACS.

          e. Maines and NERCO Corporate IS Management will jointly provide systems training for Bertucci's unit location managers.

          f. Maines will pay for the actual per unit cost for items 5.2 a-e, which is not to exceed $1,500.

          g.    Systems testing to be completed by August 1, 1999.

          h.    Ten units in production by October 1, 1999.

          i.    All units in production by December 31, 1999.

          j. Maines agrees to provide funding for REMACS software for any new Bertucci's locations with the same provisions as are stated in item 5.2a.

          k. All REMACs (help desk) support and maintenance costs will be the responsibility of NERCO.

6.    PRICING

6.1 DEFINITION OF COST - The price to NERCO for all products sold under this agreement (the

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         "Sell Price") will be calculated on the basis of Cost. "Cost" is defined as the invoice cost to Maines plus applicable freight. The invoice used to determine cost will be the invoice issued to Maines by the vendor. Cost is not reduced by cash discounts for prompt payment or earned performance allowances available to Maines.

             APPLICABLE FREIGHT - In those cases where the invoice cost to Maines is not a delivered cost, applicable freight charges will be added to invoice cost. Freight charges may include common or contract carrier charges by the product vendor or by Maines fleet back-haul, or by charges billed by third party carriers. Applicable freight for any product will not exceed the rate charged by nationally recognized carriers operating in the same market for the same type of freight service. Earned back-haul efficiencies are retained by Maines and do not reduce product cost.

6.2. L.I.F.O ACCOUNTING PRINCIPLES - Pricing to NERCO will be based upon L.I.F.O. Accounting Principles. Pricing for mutually agreed upon market sensitive items (primarily commodities) will be effective Friday of each week. Pricing for all other products to NERCO will be set the first calendar day of each month.

6.3. CALCULATION OF SELL PRICE - The Sell Price for each product sold under this agreement as provided in Section 2 will equal the Cost of such product plus applicable freight plus the percentage mark-up as specified in Exhibits "B" & "C" (pricing schedules).

6.4. DISCOUNT FOR "OFF-DAY DELIVERY - For Chili's and On the Border locations only, Maines will offer NERCO a 0.5% discount for one "off-day delivery" per week, per location. An "off-day delivery" is defined by Maines as a delivery day when there is excess delivery equipment and/or delivery personnel available for routing deliveries to NERCO's Chili's and On the Border locations. Maines will establish this "off-day delivery" information per location and provide it to NERCO before start up. This 0.5% discount on the one "off-day delivery" per week will be calculated and accrued by Maines and used as defined in
         Section 5.1a to off-set costs incurred by Maines. After the expense is recovered in Section 5.1a, then this credit will be issued quarterly to NERCO Corporate Offices. The second "non" off-day delivery is not eligible for this discount. Maines reserves the right to make changes to this schedule periodically by providing fourteen days notice to NERCO Corporate Personnel.

6.5. SUBSTITUTIONS - Should a substitution be necessary and approved by NERCO, Maines will ship a comparable product at a sell price calculated using the same percentage of mark-up as on the original product.

6.6. TERMINATION OF AGREEMENT - If Maines and NERCO cease doing business for any reason, NERCO will purchase, or cause a third party to purchase all remaining proprietary, special order, and dedicated inventory items in Maines inventory at Maines cost plus a reasonable transfer and ware house handling charge. In such an event NERCO will purchase or cause to be purchased and transferred all perishables within five (5) days of termination of this agreement and all frozen and dry items within fifteen days of the termination of this agreement. NERCO further agrees to pay interest and storage fees in effect at the time of termination on any or all product(s) not purchased and transferred by the time line set forth herein. In the event the successor distributor fails to make payments to Maines within thirty days of transfer of products, NERCO shall, upon demand, immediately make such payment.

6.7. HOLD HARMLESS AGREEMENT - Maines policy is that all suppliers provide indemnity agreements and insurance coverage for products purchased by Maines. In order to protect

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         Maines when it stocks propriety/special order items at NERCO's request and the vendor of such items will not provide an indemnity, NERCO will defend, indemnify, and hold harmless Maines and its employees, and officers from all actions, claims and proceedings, and any judgments, damages and expenses resulting in the delivery, sale, re-sale, use or consumption of any NERCO proprietary/special order item.

6.8. ADJUSTMENT IN MARGINS FOR UNANTICIPATED PROBLEMS - If the operating costs of Maines are increased as a direct result of a significant regional or national economic problem, including but not limited to: fuel cost increases, and power shortages, Maines may, with the prior consent and agreement of NERCO, increase the mark-up schedule specified in Exhibits "B" & "C" to compensate for such increased costs during the period such increases are experienced. Both parties must agree to any and all changes.

6.9. VENDOR/NERCO AGREEMENTS - NERCO will provide Maines with written evidence of existence of agreements with products manufacturers in which the manufacturers have agreed on prices they will charge Maines for products to be resold to NERCO. NERCO must notify Maines in writing of the existence of any additional agreements of this sort. Maines will not be responsible for the failure to purchase under such additional agreements in the absence of written notice from NERCO of the existence of such agreements.

6.10. PAYMENT TERMS - Payment terms will be net fourteen days for all NERCO locations. Payment will be remitted each Wednesday via ACH Transfer for invoices according to a fourteen day term schedule. Attached as Exhibit "D" is a twelve month calendar of invoice weeks and due dates (Example:
         Sunday 1st to Saturday 7th, Sunday 8th to Saturday 15th. Payment for 1st - 7th will be remitted by ACH transfer on Wednesday the 18th).

7.       PRICE VERIFICATION

         NERCO throughout the term of this agreement, will be allowed audit privileges which will include up to 25 items maximum and can be reviewed thirteen weeks back with fifteen days written notice to Maines.

8.       TERM OF AGREEMENT

         The term of this agreement will begin on the first day of deliveries (May 17, 1999) and continue for five years (sixty months). Unless terminated earlier as follows:

a. Either party may cancel pursuant to breech of this agreement after sixty day advance written notice to correct issues, if said issues remain unresolved.

b. Maines may terminate at any time, following thirty day prior written notice, for non-payment by NERCO of its payment obligations.

c. Due to capital Investments made by Maines in the equipment necessary to deliver to the Bertucci's locations in the Atlanta/Chicago markets, NERCO will honor a one-year term from the date of first delivery to the Atlanta/Chicago Bertucci's units. If NERCO decides to terminate the deliveries by Maines to the Bertucci's units in Atlanta and Chicago after the initial twelve months of deliveries, sixty days notice of termination will be provided by NERCO. If the distribution agreement is terminated in accordance with the terms stated in Section 8 prior to the completion of the first twelve months of deliveries to the Atlanta/Chicago locations, NERCO will remit to Maines a flat rate of $25,000 per month for the period between the date of termination and the twelve month period from the first delivery date. NERCO may periodically review delivery charges.

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d.  Upon such termination as described in 8, a-c, NERCO agrees to pay its obligations under this agreement and to pay all outstanding invoices within fourteen days from the date of the last shipment to each location.


         In witness whereof: the parties have hereto caused this agreement to be executed, delivered, and signed as if under this 13th day of May, 1999 by themselves or their duty authorized agent or representatives.

         As evidence of this agreement:

         Signed:  /s/ David J. Maines                      Date: 5/14/1999
                  ------------------------------                 -----------
                  David J. Maines
         Title:   Executive Vice President
         Company: Maines Paper & Food Services, Inc.
         Witness: /s/ Amy B. Legg                          Date: 5/14/1999
                  ------------------------------                 -----------
         Title:   Administrative Assistant
         Company:


         Signed:  /s/ Paul Joseph Seidman                  Date: 5/13/1999
                  ------------------------------                 -----------
                  Paul Joseph Seidman
         Title:   Vice President
         Company: NE Restaurant Company, Inc.
         Witness: /s/ Kathleen M. Gee                      Date: 5/13/1999
                  ------------------------------                 -----------
         Title:   Executive Assistant
                  to the President
         Company: